CONSENT OF INDEPENDENT AUDITORS

J.R. Bacon Drilling, Inc.

Barker & Folsom do hereby consent to (a) the use in the Registration Statement on Form S-1 to be filed by Frontier Oil Exploration Company of our opinion dated February 28, 1994, respecting the statement of operations of J.R. Bacon Drilling , Inc., and (b) the reference to us under the headings "Experts" in the Registration Statement.


/S/
BARKER & FOLSOM


Ogden, Utah
June 6, 1996